                                                                    EXHIBIT 2.01



                          AGREEMENT AND PLAN OF MERGER

                                      Among

                     FAIR, ISAAC AND COMPANY, INCORPORATED,


                                HNC SOFTWARE INC.

                                       and

                           NORTHSTAR ACQUISITION INC.




                           Dated as of April 28, 2002
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                                Table of Contents

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ARTICLE I The Merger; Closing; Effective Time ..................................    1

     1.1   The Merger ..........................................................    1

     1.2   Closing .............................................................    1

     1.3   Effective Time ......................................................    2

ARTICLE II Certificate of Incorporation and Bylaws of the Surviving Corporation     2

     2.1   The Certificate of Incorporation ....................................    2

     2.2   The Bylaws ..........................................................    2

ARTICLE III Certain Governance Matters .........................................    2

     3.1   Directors of the Surviving Corporation ..............................    2

     3.2   Officers of the Surviving Corporation ...............................    2

     3.3   Parent Board of Directors ...........................................    2

ARTICLE IV Effect of the Merger on Capital Stock; Exchange of Certificates .....    3

     4.1   Effect on Capital Stock .............................................    3

     4.2   Exchange of Certificates for Shares .................................    3

     4.3   Appraisal Rights ....................................................    6

     4.4   Equitable Adjustments to Exchange Ratio .............................    6

     4.5   Assumption of Stock Options .........................................    6

ARTICLE V Representations and Warranties .......................................    6

     5.1   Representations and Warranties of the Company, Parent and Merger Sub.    6

ARTICLE VI Covenants ...........................................................   20

     6.1   Conduct of the Company ..............................................   20

     6.2   Conduct of Parent ...................................................   24

     6.3   Prospectus/Proxy Statement and Registration Statement; Comfort Letter   26
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     6.4   Meetings of Stockholders; Board Recommendation ......................   27

     6.5   Acquisition Proposals ...............................................   28

     6.6   Filings; Other Actions; Notification ................................   31

     6.7   Taxation ............................................................   33

     6.8   Access ..............................................................   33

     6.9   Affiliates ..........................................................   33

     6.10  NYSE Listing and Nasdaq De-quotation ................................   34

     6.11  Publicity ...........................................................   34

     6.12  Equity Awards and Employee Benefits .................................   34

     6.13  Expenses ............................................................   36

     6.14  Indemnification; Directors' and Officers' Insurance .................   36

     6.15  Other Actions by the Company and Parent .............................   37

     6.16  Section 16 Matters ..................................................   37

     6.17  Convertible Notes ...................................................   38

ARTICLE VII Conditions .........................................................   38

     7.1   Conditions to Each Party's Obligation to Effect the Merger ..........   38

     7.2   Conditions to Obligations of Parent and Merger Sub. .................   39

     7.3   Conditions to Obligation of the Company .............................   41

ARTICLE VIII ...................................................................   41

TERMINATION ....................................................................   41

     8.1   Termination by Mutual Consent .......................................   41

     8.2   Termination by Either Parent or the Company .........................   42

     8.3   Termination by the Company ..........................................   42

     8.4   Termination by Parent ...............................................   43

     8.5   Effect of Termination and Abandonment ...............................   43


                                      -ii-
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ARTICLE IX Miscellaneous and General ...........................................   44

     9.1   Survival ............................................................   44

     9.2   Modification or Amendment ...........................................   45

     9.3   Waiver of Conditions ................................................   45

     9.4   Counterparts ........................................................   45

     9.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL .......................   45

     9.6   Notices .............................................................   46

     9.7   Entire Agreement ....................................................   46

     9.8   No Third Party Beneficiaries ........................................   47

     9.9   Obligations of Parent and of the Company ............................   47

     9.10  Severability ........................................................   47

     9.11  Interpretation ......................................................   47

     9.12  Assignment ..........................................................   47

     9.13  Captions ............................................................   47


EXHIBIT A     Restated Certificate of Incorporation of the Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 28, 2002, is made and entered into by and among FAIR, ISAAC AND COMPANY, INCORPORATED, a Delaware corporation ("Parent"), HNC SOFTWARE INC., a Delaware corporation (the "Company"), and NORTHSTAR ACQUISITION INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

      WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger") and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective stockholders; and

      WHEREAS, it is the intention of the parties that the Merger qualify as a "reorganization" pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

      1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company pursuant to a statutory merger effected pursuant to Section 251 of the General Corporation Law of the State of Delaware, as amended (the "DGCL") and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles II and III. The Merger shall have the effects specified in the DGCL.

      1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (i) at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

      1.3 Effective Time. As soon as practicable following the Closing, the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware or, if agreed to by Parent and the Company, such later time or date as may be set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION AND BYLAWS

                          OF THE SURVIVING CORPORATION

      2.1 The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in the Merger to read in its entirety as set forth in Exhibit A, and as so amended shall be the restated certificate of incorporation of the Surviving Corporation (the "Charter").

      2.2 The Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                           CERTAIN GOVERNANCE MATTERS

      3.1 Directors of the Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

      3.2 Officers of the Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

      3.3 Parent Board of Directors. At the Effective Time, the Board of Directors of Parent shall consist of (a) each of the directors of Parent immediately prior to the Effective Time and (b) two persons designated by Parent prior to the Effective Time ("Additional Board Designees") who are either (i) directors of the Company immediately prior to the Effective Time or (ii) other individuals; provided, however, that in the event that Parent designates one or two Additional Board Designees who are not directors of the Company, such Additional Board Designee(s) shall be reasonably acceptable to the Company. Prior to the Effective Time, the Board of Directors of Parent shall take all necessary action to increase the size of the Board of Directors of Parent as necessary and to elect the Additional Board Designees to the Board of Directors of Parent, in each case as of the Effective Time.

                                   ARTICLE IV

         EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

      4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, the following shall occur:

      (a) Merger Consideration.

                  (i) Each share of common stock, par value $0.001 per share, of the Company (each a "Share" or, collectively, the "Shares") that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as defined below), shall, subject to Section 4.2(e), be converted into the right to receive, and become exchangeable for, 0.346 shares (the "Exchange Ratio") of common stock, par value $0.01 per share of Parent (the "Parent Common Stock"). As used herein: (A) the term "Merger Consideration" means the shares of Parent Common Stock payable in respect of Shares upon consummation of the Merger in accordance with this Section 4.1; and (B) the term "Excluded Shares" means, collectively, (i) Shares owned by Parent or any direct or indirect Subsidiary of Parent, and (ii) Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (and in each case not held on behalf of third parties).

                  (ii) Parent agrees that pursuant to the Parent Rights Agreement a Parent Right (as those terms are defined in Section 5.1(b)(ii) below) shall be issued with each share of Parent Common Stock issued as Merger Consideration.

                  (iii) At the Effective Time, all Shares that are issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive (A) the Merger Consideration payable in respect of such Shares under Section 4.1(a)(i), (B) cash in lieu of fractional shares pursuant to Section 4.2(e), if any, and (C) an amount equal to any distribution or dividend pursuant to Section 4.2(c).

      (b) Cancellation of Excluded Shares. At the Effective Time, each Excluded Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

      (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

      4.2 Exchange of Certificates for Shares.

      (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, certificates

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representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Section 4.1(a)(i)
(including cash in lieu of fractional shares) to be exchanged for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional shares, being collectively hereinafter referred to as the "Exchange Fund").

      (b) Exchange Procedures. Promptly after the Effective Time (but in no event later than ten (10) business days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2(h), upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this
Article IV and (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid cash dividends that such holder has the right to receive pursuant to the provisions of this Article IV and (z) any other non-cash dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other cash dividends or distributions in respect thereof and any other non-cash dividends that such holder has the right to receive pursuant to the provisions of this Article IV, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as hereinafter defined) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates of shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

            As used in this Agreement, "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

      (c) Distributions with Respect to Unexchanged Shares. In the event that a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No such dividend or other distribution in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, an amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

      (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

      (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive upon surrender of their Certificates a cash payment in lieu of such fractional share, without interest, which payment shall represent such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Common Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent as soon as practicable after the Effective Time at the then prevailing prices on the New York Stock Exchange ("NYSE").

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 90 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect of the Parent Common Stock payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in an amount determined by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect of Parent Common Stock pursuant to Section 4.2(c) upon due surrender of and deliverable in respect of the Shares formerly represented by such Certificate pursuant to this Agreement.

      4.3 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares or Parent Common Stock in connection with the Merger.

      4.4 Equitable Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately and equitably the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable for Shares or Parent Common Stock), reorganization, recapitalization or other like change with respect to the Shares or to the Parent Common Stock occurring on or after the date hereof and prior to the Effective Time. Consistent with the foregoing, Parent and the Company agree that payment of the Parent Stock Dividend (as defined in Section 6.2(d)) will have the effect of adjusting the Exchange Ratio to equal 0.519 shares of Parent Common Stock (assuming no other adjustment to the Exchange Ratio under this Section 4.4).

      4.5 Assumption of Stock Options. Upon the Effective Time, the stock options of the Company that are Company Options (as defined in Section 5.1(b)(i)) and are outstanding immediately prior to the Effective Time shall be assumed by Parent and shall become options to purchase Parent Common Stock as provided in Section 6.12.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.1 Representations and Warranties of the Company, Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by the Company to Parent or by Parent to the Company (each a "Disclosure Letter" and the "Company Disclosure Letter" and the "Parent Disclosure Letter," respectively), as the case may be, the Company (except for subparagraphs 5.1(b)(ii), 5.1(b)(iii), 5.1(c)(ii), 5.1(p)(ii) and the third and seventh sentences of subparagraph 5.1(e)) hereby represents and warrants to Parent and Merger Sub, and Parent (except for subparagraphs 5.1(b)(i), 5.1(c)(i), 5.1(n)(ii) through (v), 5.1(p)(i) and the second and sixth sentences of subparagraph 5.1(e)), on behalf of itself and Merger Sub, hereby represents and warrants to the Company that:

      (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect on it (as hereinafter defined). It has made available to Parent, in the case of the Company, and to the Company, in the case of Parent and Merger Sub, a complete and correct copy of its and its

Subsidiaries' certificates of incorporation and bylaws, or other governing documents as applicable, each as amended to date. Such certificates of incorporation and bylaws, or other governing documents, so delivered are in full force and effect. Section 5.1(a) of its respective Disclosure Letter contains a correct and complete list of each jurisdiction where it and each of its Subsidiaries is organized and qualified to do business. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

      As used in this Agreement:

            (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the issued and outstanding securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;

            (ii) "Material Adverse Effect" means, with respect to any Person, any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to have resulted, either singly or together, in a Material Adverse Effect to a Person nor be taken into account when determining whether there has been, or will be, a Material Adverse Effect with respect to a Person: (A) any failure by that Person to meet analysts' published revenue or earnings predictions for that Person for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, in and of itself; (B) any change in such Person's stock price or trading volume, in and of itself; (C) with respect to the use of the term "Material Adverse Effect" in the representations and warranties contained in Section 5.1(f) and the closing conditions in Sections 7.2(g) and 7.3(d), any Effect resulting from the announcement or pendency of this Agreement or the Merger, including, without limitation, termination of employment or customer relationships with such Person as a result of the announcement or pendency of this Agreement or the Merger; (D) any Effect that results from changes affecting generally the industry or industries in which such Person or any of its Subsidiaries participates, the U.S. economy as a whole or foreign economies in any locations where such Person or any of its Subsidiaries has material operations, or sales or customers unless such condition shall disproportionately adversely affect such Person or any of its Subsidiaries; (E) any Effect resulting from the failure of another party to this Agreement to comply with this Agreement, or (F) any Effect resulting from any action taken, or any action not taken, after the date hereof, at the express written request of another party to this Agreement.

            (iii) a "Significant Subsidiary" means with respect to the Company or Parent, as the case may be, a direct or indirect Subsidiary of such party which is a significant subsidiary within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (iv) "Contract" means and includes any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment.

      (b) Capital Structure.

                  (i) As of the date of this Agreement, the authorized capital stock of the Company consists of 120,000,000 Shares, of which 35,662,450 Shares are issued and outstanding and 4,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of which none are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares subject to issuance, except (A) 1,000,000 Preferred Shares, designated Series A Junior Participating Preferred Stock, subject to issuance upon exercise of the rights (the "Company Rights") issued pursuant to the Rights Agreement, dated as of March 6, 2002 (the "Company Rights Agreement"), between the Company and EquiServe Trust Company, N. A., as Rights Agent, (B) 5,208,333 Shares subject to issuance upon conversion of the Company's 5.25% Convertible Subordinated Notes due September 1, 2008 (the "Convertible Notes"), of which Convertible Notes with an aggregate principal face amount of $150,000,000 are issued and outstanding,
(C) 18,261,503 Shares reserved for issuance under the Company's stock option or other equity-based compensation plans identified in Section 5.1(b)(i) of the Company Disclosure Letter (collectively, the "Company Stock Option Plans"), of which options to acquire not more than 6,876,252 Shares are outstanding as of the date of this Agreement, and (D) 480,775 Shares reserved for issuance under the Company's 1995 Employee Stock Purchase Plan. Section 5.1(b) of the Company Disclosure Letter sets forth a correct and complete list of each outstanding option to purchase Shares under the Company Stock Plans, as hereinafter defined (each a "Company Option"), as of April 26, 2002, including the holder, date of grant, exercise price and number of Shares subject thereto. All issued and outstanding shares of capital stock or other securities of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance, other than immaterial liens which do not affect the Company's right, title and interest in and to such shares or securities. Except as set forth above or as disclosed in Section 5.1(b) of the Company Disclosure Letter or as specifically permitted by this Agreement or the Schedules hereto, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which the Company or any of its Subsidiaries is a party or may be bound relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries. Except for the Convertible Notes referred to above, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter ("Company Voting Debt"). Except for Shares (or options to purchase Shares) issued pursuant to the Company Stock Option Plans and Company's 1995 Employee Stock Purchase Plan (such plans and agreements collectively, the "Company Stock Plans"), at or after the Effective Time, neither the Surviving Corporation nor Parent nor their respective affiliates will have any current or future obligation to issue, transfer or sell any shares or securities of the Surviving Corporation, Parent or any of their respective affiliates pursuant to any Compensation and Benefit Plan (as defined in Section 5.1(h)(i)) of the Company.

                  (ii) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which 23,191,931 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Parent Preferred Stock"), of which none are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no shares of Parent Common Stock or Parent Preferred Stock subject to issuance, except (A) 200,000 Preferred Shares, designated Series A Participating Preferred Stock, subject to issuance upon exercise of the rights (the "Parent Rights") issued pursuant to the Rights Agreement, dated as of August 9, 2001 (the "Parent Rights Agreement"), between Parent and Mellon Investor Services LLC, as Rights Agent, (B) 4,554,112 shares of Parent Common Stock reserved for issuance under Parent's 1992 Long-term Incentive Plan and certain individual stock option agreements identified in Section 5.1 (b)(ii) of the Parent Disclosure Letter (collectively, the "Parent Stock Option Plans"), of which options to acquire not more than 4,477,009 shares of Parent Common Stock are outstanding as of the date of this Agreement, and (C) 2,135,317 shares of Parent Common Stock reserved for issuance under Parent's 1999 Employee Stock Purchase Plan (Parent's 1999 Employee Stock Purchase Plan, and the Parent Stock Option Plans are collectively referred to as the "Parent Stock Plans"). Section 5.1(b) of the Parent Disclosure Letter sets forth a correct and complete list of each outstanding option to purchase Parent Common Stock under the Parent Stock Plans, as hereinafter defined (each a "Parent Option"), as of April 26, 2002, including the holder, date of grant, exercise price and number of shares of Parent Common Stock subject thereto. All issued and outstanding shares of capital stock or other securities of each of Parent's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance, other than immaterial liens which do not affect Parent's right, title and interest in and to such shares or securities. Except as set forth above or as disclosed in Section 5.1(b) of the Parent Disclosure Letter or as specifically permitted by this Agreement or the Schedules hereto, there are no shares of capital stock of Parent authorized, issued or outstanding and except as set forth above, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which Parent or any of its Subsidiaries is a party or may be bound relating to the issued or unissued capital stock or other securities of Parent or any of its Subsidiaries. Neither Parent nor any of its subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent or any of its Subsidiaries on any matter ("Parent Voting Debt"). Except for shares of Parent Common Stock (or options to purchase shares of Parent Common Stock) issued pursuant to the Parent Stock Plans and except as otherwise contemplated by Section 6.2(c) of this Agreement, neither Parent nor any of its affiliates have any current or future obligation to issue, transfer or sell any shares or securities of Parent or any of its respective affiliates pursuant to any Compensation and Benefit Plan (as defined in Section 5.1(h)(i)) of Parent.

                  (iii) The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share ("Merger Sub Common Stock"), all of which are issued and outstanding. All of the outstanding shares of Merger Sub Common Stock are owned by Parent and have been duly authorized and are validly issued, fully paid and nonassessable. There are (A) no other shares of capital stock or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub, and (C) no options, warrants or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities, or securities convertible into, or exchangeable for, capital stock or other voting securities of Merger Sub.

      (c) Corporate Authority; Approval and Fairness.

                  (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and (B) has received the oral opinion (with written opinion to follow) of its financial advisor, Credit Suisse First Boston Corporation, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of the Shares.

                  (ii) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of the issuance of Parent Common Stock under this Agreement (the "Parent Stock Issuance") by the holders of Parent Common Stock as required by the rules of the NYSE. This Agreement is a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. The Board of Directors of each of Parent and Merger Sub (A) has approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and (B) the Board of Directors of Parent has received the oral opinion (with written opinion to follow) of each of its financial advisors, Stephens Inc. and Salomon Smith Barney Inc., to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Parent. The shares of Parent Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

      (d) Governmental Filings; No Violations.

                  (i) Other than the filings and/or notices (A) contemplated by
Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) under the Exchange Act, (D) contemplated by
Section 6.3 (which include the filing of the Registration Statement), (E) otherwise required to be made by Parent, the Company or Merger Sub under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Merger or any of the transactions contemplated by this Agreement, and (F) required to be made with governmental or regulatory authorities in any jurisdiction outside the United States, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory or governmental or quasi-governmental authority (a "Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement or materially impair the ability of the Surviving Corporation, the Company, the Parent, or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted.

                  (ii) The execution, delivery and performance of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or other governing documents or the comparable governing instruments of any of its Significant Subsidiaries, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of a lien, pledge, security interest or other encumbrance on any assets of it or any of its Subsidiaries pursuant to, any Contract that is binding upon it or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to (1) have a Material Adverse Effect on it, or (2) prevent, materially delay or materially impair its ability to consummate the Merger or any of the other transactions contemplated by this Agreement or (3) materially impair the ability of the Surviving Corporation or Parent or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where such business or operations are now being conducted.
Section 5.1(d) of its respective Disclosure Letter sets forth a correct and complete list of its Contracts (other than Commercial Software Licenses, as defined in Section 5.1(l)) that are material to it and its Subsidiaries, taken as a whole, and pursuant to which the consent or waiver of a third party is or may be required to be obtained prior to consummation of the transactions contemplated by this Agreement in order to avoid a material breach or violation of, or default under, such Contracts.

      (e) Reports; Financial Statements. It has, and, to the extent applicable, each of its then or current Subsidiaries has, made all filings required to be made by it with the Securities and Exchange Commission (the "SEC") under the Exchange Act since December 31, 1998 (collectively, including any such reports filed subsequent to the date hereof, the "Reports"); except that, notwithstanding the foregoing, the Company makes no representation or warranty whatsoever with respect to any such filing required to be made by Retek Inc., a Delaware corporation ("Retek"), since September 29, 2000. The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement (including reports on SEC Form 8-K) filed with the SEC by it since December 31, 2001 (the "Company Audit Date"), including, without limitation, (i) its Annual Report on Form 10-K for the year ended December 31, 2001, and (ii) its Proxy Statement with respect to its 2002 Annual Meeting of Stockholders, all in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. Parent has delivered or made available to the Company each registration statement, report, proxy statement or information statement (including reports on SEC Form 8-K) filed with the SEC by it since September 30, 2001 (the "Parent Audit Date"), including, without limitation, (i) its Annual Report on Form 10-K for the year ended September 30, 2001, (ii) its Quarterly Report for the quarter ended December 31, 2001, and
(iii) its Proxy Statement with respect to its 2002 Annual Meeting of Stockholders, all in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. As of their respective dates, the Reports did not, and any Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as permitted by SEC Form 10-Q and except as may be noted therein. Other than the Reports specifically recited in clauses (i) and (ii) of the second sentence of this
Section 5.1(e), the Company has not, on or prior to the date hereof, filed any other definitive reports or statements with the SEC since the Company Audit Date. Other than the Reports specifically recited in clauses (i) through (iii) of the third sentence of this Section 5.1(e), Parent has not, on or prior to the date hereof, filed any other definitive reports or statements with the SEC since the Parent Audit Date.

      (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date hereof, since December 31, 2001 it and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the condition (financial or otherwise), properties, assets (including intangible assets), business or results of operations of it and its Subsidiaries, except those changes that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on it; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and, in the case of the Company, the issuance of the Company Rights pursuant to the Company Rights Agreement and in the case of Parent regular quarterly cash dividends payable by Parent in respect of the shares of Parent Common Stock at the rate of $.02 per share; or (iv) any change in its accounting principles, practices or methods. Since December 31, 2001, except as provided for herein, as disclosed in Section 5.1(f) of its respective Disclosure Letter or as disclosed in its Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by it or any of its Subsidiaries to (x) its officers or (y) any key employees of it or its Subsidiaries, or any officers of its Subsidiaries, whose annual cash compensation is $250,000 or more, or any amendment of any of its Compensation and Benefit Plans.

      (g) Litigation and Certain Liabilities. Except as disclosed in Section 5.1(g) of its respective Disclosure Letter or as disclosed in its Reports filed prior to the date hereof and except for matters which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to its knowledge, threatened against it or any of its Subsidiaries or (ii) obligations or liabilities (other than those reflected or reserved against on its balance sheet at December 31, 2001, to the extent so reflected or reserved), whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)) or any other facts or circumstances of which it has knowledge, that are reasonably likely to result in any suits, demands or claims against, or obligations or liabilities of, it or any of its Subsidiaries.

      (h) Employee Benefits.

                  (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other welfare plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of it and its Subsidiaries except for "at will employment" offer letters for employees other than officers that do not provide for material severance or other benefits in excess of those provided for under the standard policies of Company or Parent, as the case may be, and except for stock option agreements evidencing stock options scheduled in Section 5.1(b) of the Company Disclosure Letter or Section 5.1(b) of the Parent Disclosure Letter, as applicable (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent, in the case of the Company, and to the Company, in the case of Parent, prior to the date hereof. The Compensation and Benefit Plans existing as of the date hereof are listed in Section 5.1(h)(i) of its respective Disclosure Letter and any "change of control" or similar provisions therein which will be effected by the Merger are specifically identified in
Section 5.1(h)(i) of its respective Disclosure Letter.

                  (ii) All of its Compensation and Benefit Plans are in substantial compliance with all applicable law including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan"), that is intended to be qualified under Section 401(a) of the Code and is not a standard prototype plan has received a favorable determination letter from the Internal Revenue Service (the "IRS"), has applied for such letter in a timely fashion, or has a remaining period of time within which to apply for such a letter, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to its knowledge, threatened material litigation relating to the Compensation and Benefit Plans. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to fiduciary liability payment of additional benefits or a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                  (iii) As of the date hereof, it does not maintain or contribute to an employee pension benefit plan subject to Title IV of ERISA or
Section 412 of the Code.

                  (iv) Except as set forth in Section 5.1(h)(iv) of its respective Disclosure Letter, neither it nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. It or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

                  (v) Except as set forth in Section 5.1(h)(v) of the its respective Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any of its employees or employees of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

                  (vi) To its knowledge, all Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of it and its Subsidiaries comply in all material respects with applicable local law. It and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

      (i) Compliance with Laws. Except as set forth in Schedule 5.1(i) or in its Reports filed prior to the date hereof, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order (whether temporary, preliminary or permanent), decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay, materially burden or materially impair its ability to consummate the transactions contemplated by this Agreement or materially impair the ability of the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction in which they are now being conducted. Except as set forth in its Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to its knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially delay, materially burden or materially impair its ability to consummate the transactions contemplated by this Agreement or materially impair the ability of the Company, the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. To its knowledge, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

      (j) Takeover Statutes. Its Board of Directors has taken all necessary action to approve the transactions contemplated by this Agreement such that the restrictions under Section 203 of the DGCL shall not apply to such transactions. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation (each, an "Takeover Statute") is applicable to it, the Shares, the Merger Consideration, the Merger, this Agreement or the other transactions contemplated by this Agreement.

      (k) Environmental Matters. Except as disclosed in Section 5.1(k) of its respective Disclosure Letter or in its Reports filed prior to the date hereof:
(i) it and its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) neither it nor its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties currently owned or operated by it or any of its Subsidiaries; (iii) neither it nor its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties formerly owned or operated by it or any of its Subsidiaries; (iv) neither it nor its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any of its Subsidiaries is in violation of or has any material liability under any Environmental Law for any release or threat of release of any Hazardous Substance; (vi) neither it nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law in any material respect; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to Hazardous Substances; (viii) to its knowledge, there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its property pursuant to any Environmental Law; (ix) to its knowledge, none of its properties contain any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law or that would reasonably be expected to result in liability under any Environmental Law; and (x) neither it nor its Subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances in violation of any Environmental Law or that would reasonably be expected to result in any material liability under any Environmental Law.

      As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement applicable to a party or any of its Subsidiaries relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful or hazardous material, (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste water or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

      As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

      (l) Intellectual Property.

            (i) As used in this Section 5.1(l):

            "Intellectual Property Rights" means, collectively, patents and registered and unregistered trademarks, service marks, logos, trade names, copyrights, mask works and trade secrets, to the extent protected under the laws of any jurisdiction.

            "Commercial Software Licenses" means commercially available end-user computer software licenses for software that is used in the ordinary course of its or its Subsidiary's business, where either (i) the total fees for such software license typically do not exceed $5,000 per license per calendar year or
(ii) the software is licensed under shrinkwrap, clickwrap or other non-negotiated standard license terms.

            "Third Party IP License" of a party means a license or other similar agreement under which it or any of its Subsidiaries is granted rights in or under Intellectual Property Rights, or in software (such Intellectual Property Rights or software being hereinafter called "Licensed Subject Matter"); provided that the term "Third Party IP License" shall not include any Commercial Software Licenses.

            "Material Third Party IP License" of a party means a Third Party IP License of such party, but only if either (A) the total fees, royalties or other payments that it or any of its Subsidiaries is required to pay for such Third Party IP License exceeds $50,000 per year or $100,000 in total, or (B) the Licensed Subject Matter of such Third Party IP License is a material component of any product or service marketed or commercially exploited by it or any of its Subsidiaries that generated 5% or more of its consolidated gross revenues (as determined in accordance with GAAP) during its last completed fiscal year.

            (ii) Section 5.1(l)(ii) of its respective Disclosure Letter lists all patents, registered trademarks, service marks, trade names, logos, copyrights and mask works, and all pending applications for patents or for the registration of trademarks, service marks, trade names, logos, copyrights and mask works that are owned or registered in its name or in the name of any of its Subsidiaries and used in the business of it or any of its Subsidiaries as currently conducted (collectively "Registered IP Rights"). All of such Registered IP Rights, if any, have been duly registered in, filed in, applied for or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the appropriate corresponding offices of other jurisdictions, and have been properly maintained and renewed in all material respects in accordance with all applicable provisions of law and administrative regulations in the United States and each such other applicable jurisdiction.

            (iii) Excluding Commercial Software Licenses, to the best of its knowledge, it or one or more of its Subsidiaries owns and/or has all license or other rights necessary to use, all patents, trademarks, service marks, trade names, logos, copyrights, mask works (whether or not registered), trade secrets and software used in and necessary to conduct its business and the businesses of its Subsidiaries as such businesses are currently conducted (collectively, its "Required IP Rights"). To its knowledge, none of its Required IP Rights that is owned by it is co-owned with any other Person.

            (iv) Neither it nor any of its Subsidiaries is bound by any agreements, including without limitation any license agreements, that have granted to any third party any purchase option, right of first refusal or a consensual security interest in any material Intellectual Property Rights or Required IP Rights that are owned by it or any of its Subsidiaries.

            (v) Section 5.1(l)(v) of its respective Disclosure Letter includes a complete and accurate list of all of its Material Third Party IP Licenses. It and its Subsidiaries are in compliance in all material respects with all of its Material Third Party Licenses, and are not in default of any of its Material Third Party IP Licenses, all of which are in full force and effect. To its knowledge, it and each of its Subsidiaries is in compliance in all material respects with all of its Third Party IP Licenses that are not Material Third Party IP Licenses, and is not in material breach or default of any of its Third Party IP Licenses that are not Material Third Party IP Licenses.

            (vi) It is not, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in material breach, violation or default of any Material Third Party IP License, except for such breaches, violations or defaults, either individually or in the aggregate would not have a Material Adverse Effect on it. Its rights to its Required IP Rights will not be materially adversely affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, except for any such affects that, either individually or in the aggregate, would not have a Material Adverse Effect on it.

            (vii) To its knowledge, there are no material claims, suits or demands pending against it or any of its Subsidiaries by any other Person pertaining to any of its rights in or with respect to its Required IP Rights, and no material proceedings have been instituted, are pending or, to its knowledge, threatened against it or any of its Subsidiaries which challenge its rights or the rights of any of its Subsidiaries in or with respect to any of its Required IP Rights, except as may be described in its Reports and except for claims, suits and demands or proceedings arising after the date of this Agreement that would not have a Material Adverse Effect on it.. Section 5.1(l)(vii) of its respective Disclosure Letter contains a complete and accurate list of any pending challenges or adversarial proceedings before any patent or trademark authority to which it is a party (including any pending applications for reexamination of a patent), a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests.

            (viii) The manufacturing, marketing, distribution or sale of any product currently manufactured, marketed, distributed or sold by it or any of its Subsidiaries in the countries where it or its Subsidiaries have conducted such activities, does not, to the best of its knowledge, infringe or misappropriate the Intellectual Property Rights, software (including source code and object code), or proprietary non-public technology of any third party.

            (ix) It and each of its Subsidiaries has taken all reasonable steps it believes to be required and customary in accordance with sound business practice to establish, preserve and protect its ownership of all material copyright, trade secret and other proprietary rights with respect to its products and technology. It and each of its Subsidiaries has required all employees and independent contractors having knowledge of valuable non-public information of it and each of its Subsidiaries to execute agreements under which such persons are required to maintain the confidentiality of such information and appropriately restricting the use thereof. It does not have knowledge of any infringement by others (including any of its employees or former employees) of any Intellectual Property Rights of it or any of its Subsidiaries.

            (x) Each person who, in any capacity (including, without limitation, current and former consultants, independents, contractors, officers, directors and employees) has had access to the software, propriety technology or trade secrets related to any of its currently offered products or services that it purports to own and to embodiments of such software, propriety technology or trade secrets from which such person could potentially misappropriate information or technology of any material value has entered into a written agreement suitable to vest sole and exclusive right, title and interest in and to all inventions, creations, developments, and works in it (including, without limitation, intellectual property rights contained therein) to it.

      (m) Tax Matters. As of the date hereof, it does not have any knowledge of any fact or circumstance that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

      (n) Taxes.

                  (i) It and each of its Subsidiaries, and any consolidated, combined, affiliated or unitary group for tax purposes of which it or any of its Subsidiaries is or has been a member (collectively, its "Consolidated Group"), has timely filed all Tax Returns required to be filed by it in the manner provided by law. All such Tax Returns are true, correct and complete in all material respects. It and each of its Subsidiaries and its Consolidated Group have timely paid all Taxes due or required to be withheld from amounts owing to any employee, creditor or third party or have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as has been disclosed in Section 5.1(n) of its respective Disclosure Letter: (i) no claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of it or any of its Subsidiaries or its Consolidated Group or is being asserted against it or any of its Subsidiaries or its Consolidated Group, except for liens for property taxes not yet due; (ii) no audit, examination, investigation, deficiency or refund litigation or other proceeding in respect of Taxes of it, its Subsidiaries or its Consolidated Group is pending, threatened or being conducted by a Tax authority and no taxing authority has given written notice of the commencement of any audit, examination, deficiency litigation or other proceeding with respect to any such Taxes; (iii) no material issues have been raised by the relevant taxing authority in connection with any examination of the Tax Returns filed by it and its Subsidiaries and its Consolidated Group;
(iv) no extension or waiver of the
statute of limitations on the assessment of any Taxes has been granted by it or any of its Subsidiaries or its Consolidated Group and is currently in effect;
(v) neither it nor any of its Subsidiaries nor its Consolidated Group (A) is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, or (B) has any potential liability or obligation for any Taxes of any Person other than itself whether as a transferee or successor or otherwise; (vi) no power of attorney has been granted by or with respect to it or any of its Subsidiaries or its Consolidated Group with respect to any matter relating to Taxes; (vii) except as provided in Section 5.1(h), neither it nor any of its Subsidiaries nor its Consolidated Group is a party to any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (viii) neither it nor any of its Subsidiaries nor its Consolidated Group has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation
Section 1.1502-19; (ix) neither it nor any of its Subsidiaries nor its Consolidated Group is nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code; (x) neither it nor any of its Subsidiaries nor its Consolidated Group has been the subject to a Tax ruling that has continuing effect; and (xi) neither it nor any of its Subsidiaries nor its Consolidated Group has agreed to include, or is required to include, in income for any year beginning after the Effective Time, any adjustment under either Section 481(a) or 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

            "Taxes" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

            "Tax Return" means any return, declaration, report, statement or information return required to be filed with any governmental authority with respect to Taxes.

                  (ii) The representations and information submitted to the Internal Revenue service ("IRS") in connection with the ruling granted to the Company by the IRS on August 1, 2000 concerning the Company's distribution of Retek (the "Original Ruling") were true, correct and complete when the Original Ruling was issued to the Company and, to the best of the Company's knowledge, such representations and information continue to be true, correct and complete.

                  (iii) The Original Ruling has not been withdrawn, invalidated, supplemented, amended or modified, except that, as Parent has been made aware, the IRS modified its description of the "Facts" section of the Original Ruling shortly after the Original Ruling was issued to the Company and before the Original Ruling was released to the public.

                  (iv) To the best of the Company's knowledge, during the two year period prior to the distribution of the controlled subsidiary that was the subject of the Original Ruling (the "Controlled Subsidiary"), there was no agreement, understanding, arrangement or substantial negotiations that, in the aggregate, would result in the acquisition by one or more persons (within the meaning of Section 355(e) of the Code) of (A) fifty percent (50%) or more of the combined voting power of all classes of stock of such Controlled Subsidiary that are entitled to vote or (B) fifty percent (50%) or more of the total value of all classes of stock of such Controlled Subsidiary.

                  (v) To the best of the Company's knowledge, no action has been taken that is a breach of the covenants of the Controlled Subsidiary set forth in Section 5.5(c) of that certain Separation Agreement, dated November 23, 1999, to which the Company and such Controlled Subsidiary are parties.

      (o) Labor Matters. Neither it nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to its knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving it or any of its Subsidiaries.

      (p) Rights Agreements.

                  (i) The Board of Directors of the Company has taken all action necessary to render the Company Rights and the Company Rights Agreement inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

                  (ii) The Board of Directors of Parent has taken all action necessary to render the Parent Rights and the Parent Rights Agreement inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

      (q) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has engaged Credit Suisse First Boston Corporation as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof, and Parent has engaged Stephens Inc. and Salomon Smith Barney Inc. as its financial advisors, the arrangements with which have been disclosed to the Company prior to the date hereof.

                                   ARTICLE VI

                                    COVENANTS

      6.1 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course substantially consistent with past practice and in a manner not representing a new strategic direction for the Company and its Subsidiaries and shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as contemplated by this Agreement or as set forth in the Company Disclosure Letter, from the date hereof until the Effective
Time:

      (a) the Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws, or amend, modify or terminate the Company Rights Agreement, except that the Company shall be permitted to adopt and propose the amendment to its Certificate of Incorporation increasing the number of its authorized shares of Common Stock as set forth in the preliminary Proxy Statement, filed with the SEC on April 9, 2002, for the Company's 2002 annual meeting of stockholders and except to the extent required by Section 6.15(a) and shall be permitted to make any amendments to the Rights Agreement that may be necessary in order to ensure that is representations in Section 5.1(p) are true and correct and to provide that the Rights issued under such Rights Agreement terminate immediately prior to the Effective Time;

      (b) the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries (other than a merger or consolidation between its wholly owned Subsidiaries, and immaterial recapitalizations of Subsidiaries);

      (c) the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries or any Company Voting Debt other than (i) issuances pursuant to the exercise of convertible securities or warrants outstanding on the date hereof or issuances pursuant to stock based awards or options that are outstanding on the date hereof and are reflected in
Section 5.1(b)(i) or are granted after the date hereof in accordance with clause 6.1(c)(ii); (ii) additional options to acquire Shares granted under the terms of any Company Stock Option Plan as in effect on the date hereof (x) in amounts and in accordance with the terms described in the Company's stock option grant guidelines currently in effect (a copy of which has been provided to Parent) to the extent such guidelines are applicable to such grant, including without limitation the vesting schedule set forth therein and the requirement that such stock options have an exercise or purchase price at least equal to the fair market value of the Shares of the date of grant and shall not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment after the Merger or (y) to the extent such guidelines are not so applicable or are not made in accordance with such guidelines, as may be unanimously approved by the Compensation Committee of the Board of Directors of the Company, provided that such stock options shall have an exercise or purchase price at least equal to the fair market value of the Shares on the date of grant, provided that the aggregate number of Shares issued (which shall include the number of Shares issuable upon the exercise of such options) pursuant to this clause 6.1(c)(ii) following the date of this Agreement shall in no event exceed 3.5% of the total number of Shares outstanding on the date hereof (such 3.5% to be computed by disregarding any such options to the extent that they expire unexercised); (iii) issuance of Shares or rights to purchase Shares pursuant to the Company's 1995 Employee Stock Purchase Plan, as amended as of the date hereof, and as it may be further amended as contemplated by Section 6.12(c); (iv) transfers or issuances of shares of any Subsidiary of the Company to the Company or any of its wholly-owned Subsidiaries; and (v) where required by applicable law, issuances of director qualifying shares in jurisdictions other than the United States;

      (d) the Company will not, and will not permit any Subsidiary of the Company to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by any wholly-owned Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

      (e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's or any Subsidiary's capital stock except purchases or redemptions of capital stock of any wholly-owned Subsidiary of the Company;

      (f) the Company will not amend the terms (including the terms relating to acceleration or vesting) of any outstanding options to purchase Shares, including, but not limited to, amendments to accelerate or otherwise change the vesting or period of exercisability of options or restricted stock, or reprice options or authorize cash payments in exchange for any options granted under any of such plans;

      (g) the Company will not, and will not permit any Subsidiary of the Company to, (i) make or commit to make any capital expenditure except within the aggregate amount of the capital expenditure budget for 2002 heretofore furnished to Parent (the "Company 2002 Capital Expenditure Budget"), or (ii) make or commit to make any capital expenditure in 2003 or any later period in an amount that would exceed 120% of the aggregate amount of capital expenditures provided for in the Company 2002 Capital Expenditure Budget;

      (h) the Company will not, and will not permit any Subsidiary of the Company to, (i) increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing agreement or commitment, or (ii) enter into (or adopt) any new, or amend any existing, Compensation and Benefit Plan except for grants of stock options permitted by Section 6.1(c);

      (i) the Company will not, and will not permit any of its Subsidiaries to, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any equity interest in or a portion of the assets of, or by any other manner acquire any business or any Person or division thereof;

      (j) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property (as measured with respect to the consolidated assets of the Company and its

Subsidiaries taken as a whole) except pursuant to existing contracts or commitments or except in the ordinary course of business consistent with past practice and except pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practices;

      (k) the Company will not, and will not permit any of its Subsidiaries to,
(i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit or existing financing facilities in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole and except pursuant to the Company's existing employee loan guaranty program used in connection with the relocation of key employees; (iii) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries of the Company); (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its tangible or intangible assets or properties;

      (l) the Company will not, and will not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company's balance sheet at March 31, 2002, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

      (m) the Company will not, and will not permit any of its Subsidiaries to,
(i) enter into any license or other agreement with respect to the Intellectual Property Rights owned by the Company or (ii) enter into any consulting arrangement; provided that clauses (i) and (ii) shall not include, nor prevent the Company or any of its Subsidiaries from entering into, any non-exclusive license, agreement or consulting arrangement that is granted in the ordinary course of business consistent with past practice;

      (n) the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction (except pursuant to an already existing, and legally enforceable written agreement disclosed in the Company's Reports filed prior to the date hereof or the Company Disclosure Letter) with, or enter into any agreement with, any director, officer or affiliate of the Company or any individual known to the Company to be a family member of any such person except for transactions solely between the Company or any wholly-owned Subsidiary of the Company and one or more wholly-owned Subsidiaries of the Company and except for payment of compensation and grants of stock options permitted by the other clauses of this Section 6.1;

      (o) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

         (p) the Company will not, and will not permit any Subsidiary of the Company to, amend, modify or otherwise change the terms of any existing customer contract to accelerate the payments due to the Company or its Subsidiaries thereunder;

         (q) the Company will not, and will not permit any Subsidiary of the Company to, enter into any material joint venture, partnership or other similar arrangement;

         (r) the Company will not amend or waive any provisions of any standstill or similar agreement;

         (s) the Company will not (i) make or change any Tax election, (ii) settle any audit or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in a Tax liability that is material to the Company and its Subsidiaries, taken as a whole;

         (t) the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits the ability of the Company or any Subsidiary of the Company, or would limit the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

         (u) the Company will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger except as permitted by
Section 6.5; and

         (v) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         6.2 Conduct of Parent. From the date of this Agreement until the Effective Time, Parent shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course substantially consistent with past practice and in a manner not representing a new strategic direction for Parent and its Subsidiaries and shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) or as contemplated by this Agreement or as set forth in the Parent Disclosure Letter, from the date hereof until the Effective Time:

         (a) Parent will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

         (b) Parent will not, and will not permit any Subsidiary of Parent to, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring or recapitalization of Parent or any of its Subsidiaries;

         (c) Parent will not, and will not permit any Subsidiary of Parent to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent or any of its Subsidiaries or any Parent

Voting Debt other than (i) issuances pursuant to the exercise of convertible securities or warrants outstanding on the date hereof or issuances pursuant to stock based awards or options that are outstanding on the date hereof and are reflected in Section 5.1(b)(ii) or are granted after the date hereof in accordance with clause 6.2(c)(ii); (ii) additional options or stock-based awards to acquire shares of Parent Common Stock granted under the terms of any Parent Stock Plan as in effect on the date hereof in the ordinary course consistent with past practice or any individual stock option plan in connection with annual compensation reviews or ordinary course promotions or to new hires (in connection with acquisitions or otherwise) and which options or stock-based awards have an exercise or purchase price at least equal to the fair market value of the Parent Common Stock on the date of grant, provided that the aggregate number of shares of Parent Common Stock issued (which shall include the number of shares of Parent Common Stock issuable upon the exercise, conversion or exchange of convertible securities, options, warrants or other similar rights) pursuant to this clause 6.2(c)(ii) following the date of this Agreement shall in no event exceed 3.5% of the total number of shares of Parent Common Stock outstanding on the date hereof (such 3.5% to be computed by disregarding any such options to the extent that they expire unexercised); (iii) issuance or transfer of shares of Parent Common Stock or rights to purchase shares of Parent Common Stock pursuant to Parent's 1999 Employee Stock Purchase Plan; (iv) transfers or issuances of shares of any Subsidiary of Parent to Parent or any of its wholly-owned Subsidiaries; (iv) issuance or transfer of shares of Parent Common Stock (or options or other rights to acquire such shares) representing not more than 19.9% of the number of outstanding shares of Parent Common Stock on the date hereof in connection with acquisitions; and (v) where required by applicable law, issuances of director qualifying shares in jurisdictions other than the United States;

         (d) Parent will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than (x) regular quarterly cash dividends payable by Parent in respect of the shares of Parent Common Stock at the rate of $0.02 per share, and (y) the three-for-two stock dividend publicly announced by Parent on April 23, 2002 (the "Parent Stock Dividend");

         (e) Parent will not, and will not permit any Subsidiary of Parent to, redeem, purchase or otherwise acquire directly or indirectly any of Parent's capital stock, except for (x) repurchases of up to 1,500,000 shares of Parent Common Stock, pursuant to Parent's publicly announced repurchase program as of the date hereof, and (y) fractional shares in connection with the Parent Stock Dividend;

         (f) Parent will not be a party to a merger or consolidation unless (i) the merger involves an acquisition that would be within the exception set forth in clause (iv) of Section 6.2(c) or (ii) the merger or consolidation would not require the approval of the stockholders of Parent under the DGCL or NYSE rules or (iii) if approval of the stockholders of Parent is so required for such merger or consolidation, the record date for stockholders entitled to vote thereon is after the Effective Time.

         (g) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, Parent will not, and will not permit any Subsidiary of Parent to, change any method of accounting or accounting practice used by it;

         (h) Parent will not, and will not permit any of its Subsidiaries to, take any action which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger; and

         (i) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         6.3 Prospectus/Proxy Statement and Registration Statement; Comfort Letter.

         (a) As promptly as practicable after the execution of this Agreement (and within twenty-one (21) days after the date hereof if reasonably possible), Parent and the Company shall prepare and Parent shall file with the SEC a Registration Statement on Form S-4 (the "Registration Statement") with respect to the registration of the Parent Stock Issuance under the Securities Act and containing, in addition to a prospectus covering the Parent Stock Issuance, a proxy statement in connection with the vote of stockholders of the Company to approve and adopt this Agreement and to approve the Merger and a proxy statement in connection with the vote of stockholders of Parent to approve the Parent Stock Issuance (the "Prospectus/Proxy Statement"). Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 6.3 and Parent will provide the Company a reasonable time to review and comment on each draft and each amendment of or supplement to the Registration Statement. Each of Parent and the Company will promptly respond to any comments from the SEC, will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which, in the good faith judgment of Parent or the Company, as the case may be, is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC, or its staff, and/or mailing to stockholders of Parent and/or the Company, such amendment or supplement. Each of Parent and the Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of such filings made with the SEC. Each of Parent and the Company will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

         (b) Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to its stockholders, at the time of its Stockholders' Meeting (as defined in Section 6.4(a)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement and no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company that are supplied by the Company for inclusion or incorporation by reference in the Registration Statement or Prospectus/Proxy Statement.

         (c) The Company shall use its reasonable best efforts to cause to be delivered to Parent and its directors a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) not more than two business days prior to the Effective Time, and addressed to the Company and its directors and Parent and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         6.4 Meetings of Stockholders; Board Recommendation.

         (a) Meeting of Stockholders. Promptly after the Registration Statement is declared effective under the Securities Act, each of Parent and Company will take all action necessary in accordance with the DGCL and its respective certificate of incorporation and bylaws to call, hold and convene a meeting of its respective stockholders to consider, in the case of Parent, the Parent Stock Issuance, and, in the case of Company, adoption and approval of this Agreement and approval of the Merger (each, a "Stockholders' Meeting") to be held as promptly as practicable (within 45 days, if practicable, to the extent permitted by applicable law and the regulations of the NYSE and Nasdaq) after the declaration of effectiveness of the Registration Statement. Each of Parent and Company will use reasonable best efforts to hold their respective Stockholders' Meetings on the same date. Subject to Section 6.5(d), each of Parent and Company will use all reasonable efforts to solicit from its respective stockholders proxies in favor of, in the case of Parent, the Parent Stock Issuance, and, in the case of the Company, the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of NYSE, NASDAQ or the DGCL, as applicable, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent or Company, as the case may be, may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on the Parent Stock Issuance or the Merger and this Agreement, as the case may be, or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient Shares or insufficient shares of Parent Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders'

Meeting. Each of Parent and Company shall ensure that its respective Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with the DGCL, its certificate of incorporation and bylaws, the rules of the NYSE and NASDAQ and all other Laws, as applicable.

         (b) Board Recommendation. Except to the extent expressly permitted by
Section 6.5(d): (i) the Board of Directors of each of Parent and Company shall recommend that the respective stockholders of Parent and Company vote in favor of, in the case of Parent, the Parent Stock Issuance, and, in the case of Company, adoption and approval of this Agreement and approval of the Merger, at their respective Stockholders' Meetings, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of the Parent Stock Issuance at the Parent Stockholders' Meeting and the Board of Directors of Company has recommended that Company's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders' Meeting of the Company; and (iii) neither the Board of Directors of Parent or Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of Parent and Company vote in favor of, in the case of Parent, the Parent Stock Issuance, and, in the case of Company, adoption and approval of this Agreement and approval of the Merger.

         6.5 Acquisition Proposals.

         (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 6.5(g)) with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

         (b) Notification of Unsolicited Acquisition Proposals.

         (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall provide Parent as promptly as practicable, oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects and on a current basis of any changes in the proposed material terms and conditions or the status of any such Acquisition Proposal, request or inquiry.

         (ii) The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as it provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

         (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 6.5(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 6.5(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following consultation with its outside legal counsel, that the failure to do so is required in order to prevent such Board of Directors from breaching its fiduciary obligations under applicable law):

             (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 6.8) and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

             (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party.

         (d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger and may indicate that it is doing so because it has received a Superior Offer (and, to the extent required in order to comply with such Board of Directors' fiduciary duties under applicable law, may endorse or recommend such Superior Offer) and, in the case of the Company's receipt of a Superior Offer that is a tender or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the

Company or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (iv) are met:

             (i) The Stockholders' Meeting of the Company has not occurred;

             (ii) A Superior Offer with respect to the Company has been made and has not been withdrawn and its Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the Board of Directors is required to effect a Change of Recommendation prevent a breach of its fiduciary obligations under applicable law;

             (iii) The Company shall have (A) provided Parent written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of all written materials and information delivered or made available to the Person or group making the Superior Offer in connection with such Superior Offer and not previously provided to Parent, and (C) considered any counterproposal to the Superior Offer that Parent may make during the five-day period after Parent's receipt of the written notice referred to in clause (A) (no Change of Recommendation being permissible hereunder prior to the end of such five-day period) and (D) determined in the good faith judgment of its Board of Directors (following consultation with its outside legal counsel and its financial advisor), that such counterproposal is less favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the Superior Offer.

             (iv) It shall not have breached in any material respect any of the provisions set forth in Section 6.4 or this Section 6.5.

         (e) Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold its Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. The Company shall not call a meeting of its stockholders to consider, or submit to the vote of its stockholders any Acquisition Proposal, or solicit (or attempt to solicit) written consents of stockholders with respect to any Acquisition Proposal or set any record date with respect to any such stockholders meeting or consent solicitation. Nothing in this Section 6.5 shall (i) permit the Company to terminate this Agreement or (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any Person that provides for or in any way facilitates an Acquisition Proposal, other than a confidentiality agreement compliant with Section 6.5(c)(i)).

         (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be subject to the terms of this

Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.5(d).

         (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

             (i) "Acquisition Proposal" shall mean any offer or proposal relating to any transaction (other than the transaction contemplated by this Agreement) or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

             (ii) "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, or asset purchase, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), to be more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger (or any counterproposal referred to in Section 6.5(d)(iii)(C)) and is reasonably capable of being consummated.

         6.6 Filings; Other Actions; Notification.

         (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including, without limitation: (i) the filing of Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, (ii) if required, any filings with the

European Commission as required by Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") and (iii) filings under any other comparable pre-merger notification laws of any applicable jurisdiction; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Parent (x) to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses, or interest in any material assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or (y) to agree to any material changes or restrictions in the operations of any such assets or businesses, if, in the case of (x) or (y), such action or agreement would be reasonably likely to have a material adverse effect on the benefits reasonably expected to be derived by Parent and its Subsidiaries (on a combined basis with the Company and its Subsidiaries) as a result of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

         (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

         (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or by any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other upon becoming aware of: (i) any change that has had, or is reasonably likely to have, a Material Adverse Effect on it; (ii) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 7.2(a) or Section 7.3(a), as applicable, would not be satisfied as of the date of such event or as of the Closing Date; (iii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iv) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6(c) shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         (d) The Company shall, upon request by Parent, furnish Parent a list of all material actions with respect to the Company's material Intellectual Property Rights that are required to be taken by the Company within 180 days of such request, including the payment of any registration, maintenance, renewal or annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing such material Intellectual Property Rights

         6.7 Taxation.

         (a) Subject to Section 6.5, neither Parent nor the Company nor any of their affiliates shall take or cause to be taken any action, whether before or at the Effective Time, that would disqualify the Merger as a "reorganization" pursuant to Section 368 of the Code.

         (b) Neither Parent nor the Company nor any of their respective Affiliates shall take or cause to be taken any action, whether before or at the Effective Time, that would cause Parent, the Company or any of their respective Affiliates to be unable to make the representations necessary for counsel to render the tax opinions referred to in Section 7.2(d)(ii).

         6.8 Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, results of operations and personnel as may reasonably be requested to carry out the purposes of this Agreement (including, without limitation, access to such personnel and records of the Company or its Representatives as may be necessary to enable counsel to deliver the opinions referred to in Section 7.2(d)), provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub and provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its officers. The parties will hold any such information which is nonpublic in confidence pursuant to the terms of the confidentiality agreement, dated March 2, 2002, between the Company and Parent (the "Confidentiality Agreement"). Nothing in this Section 6.8 will modify or alter the provisions of the Confidentiality Agreement.

         6.9 Affiliates. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will placed on the certificates representing such Parent Common Stock, or any substitution therefor, a legend stating in substance that the shares are issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance, that such transfer is exempt from registration under the Securities Act. Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger, except as provided in Section 6.17.

         6.10 NYSE Listing and Nasdaq De-quotation. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. The Company shall use its best efforts to cause the Shares to be de-quoted from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

         6.11 Publicity. The initial press release concerning the Merger shall be a joint press release and thereafter (except with respect to any press release or public announcement relating to a Change of Recommendation) the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. Nothing contained in this Agreement shall prohibit the Company or Parent from publicly disclosing this Agreement (including filing this Agreement as an exhibit to a Report), or from making such public disclosure as, in the good faith judgment of its Board of Directors (after consultation with counsel), is required under applicable law, provided, that the Company may not disclose a Change of Recommendation except as permitted by Section 6.5(d).

         6.12 Equity Awards and Employee Benefits.

         (a) Assumption of Stock Options. At the Effective Time, each then outstanding Company Option, whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed

Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Company Option by its terms in effect prior to the date hereof provides for acceleration of vesting. As soon as reasonably practicable, Parent will issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent, which shall not be conditioned upon (or require in order that it be effective) the execution of any document by such holder of an assumed Company Option, or the taking or any other such action by such holder.

         (b) Incentive Stock Options. The conversion of Company Options provided for in Section 6.12(a), with respect to any options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effective in a manner consistent with Section 424(a) of the Code.

         (c) Termination of Company's Employee Stock Purchase Plan. The Company shall, prior to the Effective Time, take all actions necessary pursuant to the terms of the Company's 1995 Employee Stock Purchase Plan (the "1995 Plan") in order to accelerate the Purchase Date for any outstanding Offering Period under the 1995 Plan such that a new Purchase Date for all then outstanding Offering Periods under the 1995 Plan shall occur on the day prior to the Effective Time (the "New Purchase Date") and shares must be purchased by the participants in the 1995 Plan under the 1995 Plan prior to the Effective Time. All outstanding Offering Periods under the 1995 Plan shall expire immediately following such New Purchase Date and the 1995 Plan shall terminate immediately prior to the Effective Time. Capitalized terms in this Section and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Company's 1995 Plan.

         (d) Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options to the extent Form S-8 is available by no later than five (5) business days after the Effective Time and, for so long as any of such options or other rights remain outstanding, Parent shall (i) maintain the effectiveness of such registration statement thereafter, and (ii) administer such options or other rights in accordance with Rule 16b-3 under the Exchange Act.

         (e) Treatment of Welfare Plans.

             (i) All benefits accrued under the Compensation and Benefit Plans of the Company or its Subsidiaries prior to the Effective Time shall be paid from such Compensation and Benefit Plans in accordance with their terms.

             (ii) Following the Effective Time, Parent shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Parent or any Subsidiary of Parent ("Affected Employees"), for so long as such Affected Employees remain employed by Parent or any Subsidiary of Parent, employee benefits (i) pursuant to the Company's or its Subsidiaries' employee benefit plans, programs, policies and arrangements, or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent for its own employees.

             (iii) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and benefit accrual under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

             (iv) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

         6.13 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Prospectus/Proxy Statement shall be shared equally by the Company and Parent.

         6.14 Indemnification; Directors' and Officers' Insurance.

         (a) From and after the Effective Time, Parent agrees that it will indemnify, defend and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties" and each an "Indemnified Party"), against any costs or expenses (including but not limited to reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and the Company's certificate of incorporation, bylaws and other agreements in effect on the date hereof to indemnify such Indemnified Party (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such expenses can not be reimbursed or indemnified under applicable law to the extent such undertaking is required by applicable law).

         (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof with legal counsel reasonably acceptable to such Indemnified Party and Parent shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which will not be unreasonably withheld or delayed); and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (c) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its reasonable best efforts to cause to be maintained directors' and officers' liability insurance covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of the Company for a period of six (6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred seventy-five percent (175%) of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed one hundred seventy-five percent (175%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use its reasonable best efforts to cause to be maintained the maximum amount of coverage as is available for such one hundred seventy-five percent (175%) of such annual premium).

         (d) The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and estates. Nothing in this Section 6.14 shall limit in any way any other rights to indemnification that any current or former director or officer of the Company may have by virtue of the certificate of incorporation or bylaws of the Company, by contract or otherwise.

         6.15 Other Actions by the Company and Parent.

         (a) Rights. Prior to the Effective Time, the boards of directors of the Company and Parent shall take all necessary action to ensure that the representations and warranties in Section 5.1(p) are at all times true, accurate and complete.

         (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         6.16 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Shares or acquisitions of Parent Common Stock resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         6.17 Convertible Notes. Prior to the Effective Time, the Company and Parent shall take all actions necessary to provide that on and after the Effective Time the Convertible Notes will be convertible only into Parent Common Stock (taking into account adjustment for the Exchange Ratio), subject to any holder's right to hold Convertible Notes through maturity. As of the Effective Time, (a) the Company and Parent shall execute and deliver to the trustee under the Indenture governing the Convertible Notes (the "Indenture") a supplemental indenture that satisfies the requirements of Section 4.11 of the Indenture (the "Supplemental Indenture"), and (b) Parent either will assume or cause the Surviving Corporation to comply with all of the Company's obligations under the Registration Rights Agreement relating to the Convertible Notes (the "Registration Rights Agreement"), except that all obligations under the Registration Rights Agreement to register Shares shall become obligations to register the appropriate number of shares (after adjustment for the Exchange Ratio) of Parent Common Stock. Parent shall file with the SEC a registration statement under the Securities Act that registers the resale of the Parent Common Stock issuable upon conversion of the Convertible Notes on a continual basis under Rule 415 under the Securities Act (the "Note Registration Statement") and shall use its reasonable efforts to cause such Note Registration Statement to be declared effective by the SEC under the Securities Act as soon as practicable after the Effective Time.

                                  ARTICLE VII
                                   CONDITIONS

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

         (a) Stockholder Approvals. (i) This Agreement and the Merger shall have been duly approved by the holders of a majority of the outstanding Shares, and
(ii) the Parent Stock Issuance shall have been duly approved by the holders of shares constituting a majority of the Parent Common Stock present and voting at a meeting at which a quorum is present.

         (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, the Merger shall have been approved by the European Commission pursuant to the EC Merger Regulation if such approval shall be required thereunder, all other material foreign antitrust approvals required to be obtained prior to consummation of the Merger shall have been obtained and other than the filing provided for in Section 1.3, all filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries, with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by, the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except where the failure to so make or obtain has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company or Parent or a material adverse effect on the benefits reasonably expected to be derived by Parent and its Subsidiaries (on a combined basis with the Company and its Subsidiaries) as a result of the transactions contemplated herein.

         (c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (d) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(c) to not be satisfied or (ii) seeking to require Parent or the Company or any of their respective Subsidiaries to take any action contemplated by the proviso set forth in Section 6.6(a).

         (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

         (f) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (as qualified by the Company's Disclosure Letter) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect; provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 7.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company or is reasonably likely to materially adversely affect the ability of the Company to effect the Merger in accordance with this Agreement.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

         (c) Consents Under Certain Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company or is not reasonably likely to materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

         (d) Tax Opinions.

             (i) Parent shall have received the opinion of Pillsbury Winthrop LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger qualifies as a "reorganization" within the meaning of Section 368 of the Code; provided that if Pillsbury Winthrop LLP does not deliver such opinions, such opinions may be delivered by Fenwick & West LLP. The parties to this Agreement agree to make such reasonable representations as may be requested by such counsel for the purpose of rendering such opinions, and in rendering such opinions, such counsel may rely on such representations.

             (ii) Parent shall have received the opinion of Pillsbury Winthrop LLP, counsel to Parent, dated the Closing Date, to the effect that (i) consummation of the Merger will not cause the transactions addressed in the Original Ruling to fail to qualify as tax-free transactions pursuant to Section 355 of the Code, (ii) consummation of the Merger will not cause section 355(e) of the Code to apply to the transactions addressed in the Original Ruling, and
(iii) the transactions addressed in the Original Ruling, alone or in combination with any other transaction, will not be taxable under Section 355(e) of the Code; provided that if Pillsbury Winthrop LLP does not deliver such opinions, such opinions may be delivered by Fenwick & West LLP. The parties to this Agreement agree to make such reasonable representations as may be requested by such counsel for the purpose of rendering such opinions, and in rendering such opinion, such counsel may rely on such representations.

         (e) Resignations. Parent shall have received the resignation of each director (in his/her capacity as director) of the Company and each of its Subsidiaries from their positions as directors of the Company and its Subsidiaries. Parent shall have received the resignation of each officer of the Company and each of its Subsidiaries from whom Parent has requested a resignation five business days prior to Closing (it being understood that any such resignation shall not affect the rights, if any, of such officer under any change of control or other severance arrangement disclosed to Parent prior to the date hereof).

         (f) Comfort Letters. Parent shall have received the "comfort" letters referred to in Section 6.2(c).

         (g) Absence of Certain Changes. Since the date of this Agreement, there has not been any change in the condition (financial or otherwise), properties, assets (including intangible assets), business or results of operations of the Company and its Subsidiaries, taken as a whole, except those changes that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on the Company.

         7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (as qualified by Parent's Disclosure Letter) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent and Merger Sub to such effect; provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 7.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Parent or is reasonably likely to materially adversely affect the ability of Parent to effect the Merger in accordance with this Agreement.

         (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and chief financial officer of Parent to such effect.

         (c) Tax Opinion. The Company shall have received the opinion of Fenwick & West LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger qualifies as a "reorganization" within the meaning of Section 368 of the Code; provided that if Fenwick & West LLP does not deliver such opinions, such opinions may be delivered by Pillsbury Winthrop LLP. The parties to this Agreement agree to make such reasonable representations as may be requested by such counsel for the purpose of rendering such opinions, and in rendering such opinions, such counsel may rely on such representations.

         (d) Absence of Certain Changes. Since the date of this Agreement, there has not been any change in the condition (financial or otherwise), properties, assets (including intangible assets), business or results of operations of Parent and its Subsidiaries, except those changes that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on Parent.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company, Parent and Merger Sub, by action of their respective boards of directors.

         8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by October 31, 2002 (which date may be extended by Parent or the Company from time to time by written notice to the other to a date not later than December 31, 2002 if the Merger shall not have been consummated as a result of the failure to satisfy the condition set forth in Section 7.1(b) (the "Termination Date")), (b) the approval of the Company's stockholders required by Section 7.1(a)(i) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof,
(c) the approval of the holders of Parent Common Stock required by Section 7.1(a)(ii) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (d) any Law permanently restraining, enjoining or otherwise prohibiting the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company and Parent), or (e) the Company shall have received written notice from Parent that Pillsbury Winthrop LLP will not be able to deliver the opinion described in Section 7.2(d)(ii) of this Agreement and, after 30 days from the date of such notice, Fenwick & West LLP has not delivered or indicated in writing that it is prepared to deliver such opinion to Parent; provided, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been a principal cause of the failure referred to in said clause.

         8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by action of the Board of Directors of the Company:

         (a) If there has been a material breach by Parent or Merger Sub of any representation, warranty or covenant of Parent or Merger Sub set forth in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach by Parent or Merger Sub or inaccuracy in its respective representation or warranty is curable through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this
Section 8.3(a) prior to the date which is 30 calendar days after written notice of such breach or inaccuracy is given by the Company to Parent.

         (b) Prior to the Parent's Stockholder Meeting, if (i) the Board of Directors of Parent shall have withdrawn or shall have amended or modified in a manner adverse to the Company its approval or recommendation of the Parent Stock Issuance; (ii) Parent shall have failed to include in the Prospectus/Proxy Statement the recommendation of Parent's Board of Directors in favor of the Parent Stock Issuance; or (iii) Parent's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the Parent Stock Issuance within ten (10) calendar days after the Company requests in writing that such recommendation be reaffirmed (provided that the condition set forth in Section 7.2(g) is satisfied on the date of such request).

         8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent:

         (a) Prior to the Company's Stockholder Meeting, if (i) the Board of Directors of the Company shall have withdrawn or shall have amended or modified in a manner adverse to Parent its approval or recommendation of this Agreement,
(ii) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Company's Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger, (iii) the Company's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within ten (10) calendar days after Parent requests in writing that such recommendation be reaffirmed (provided that the condition set forth in Section 7.3(d) is satisfied on the date of such request), (iv) the Company's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal not made by Parent, (v) a tender or exchange offer relating to the Company's securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company's Board of Directors recommends rejection of such tender or exchange offer, or (vi) there has been a material breach by the Company of any of its obligations under
Section 6.4 or Section 6.5.

         (b) If there has been a material breach by the Company of any representation, warranty or covenant of the Company set forth in this Agreement (other than Section 6.4 or Section 6.5) or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach by the Company or inaccuracy in its representation or warranty is curable through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.4(b) prior to the date which is 30 calendar days after written notice of such breach or inaccuracy is given by Parent to the Company.

         8.5 Effect of Termination and Abandonment.

         (a) Any proper termination of this Agreement under Section 8.2, 8.3 or
8.4 above will be effective immediately upon the delivery of written notice of termination by the terminating party to the other parties hereto. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any material or willful breach of this Agreement.

         (b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company and made known to stockholders of the Company generally or has been made directly to stockholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal regarding the

Company and such Acquisition Proposal or announced intention shall not have been withdrawn prior to the Stockholders' Meeting of the Company and thereafter this Agreement is terminated by either Parent or the Company, as applicable, pursuant to Section 8.2(b) or, following a willful and material breach by the Company of this Agreement, Section 8.4(b), or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of twenty-five million dollars ($25,000,000) (the "Termination Fee") payable by wire transfer of same-day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph, unless within twelve (12) months of such termination the Company enters into an agreement providing for an Acquisition of the Company (as defined below) and an Acquisition of the Company is consummated within eighteen (18) months of such termination, in which event payment of such Termination Fee shall be made promptly, but in no event later than two (2) business days after consummation of such Acquisition of the Company. The term "Acquisition of the Company" for purposes of this Section 8.5(b) means any of the following transactions involving the Company: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Company. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime lending rate of Citibank, N.A. in effect on the date such payment was required to be made.


                                   ARTICLE IX
                            MISCELLANEOUS AND GENERAL

         9.1 Survival. This Article IX, Article IV and the agreements of the Company, Parent and Merger Sub contained in Sections 6.12 (Equity Awards and Employee Benefits), 6.13 (Expenses) and 6.14 (Indemnification; Directors' and Officers' Insurance) and 6.17 (Convertible Notes) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.13 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

         9.2 Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         9.3 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

         (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 9.5.

         9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  if to Parent or Merger Sub

                  Fair, Isaac and Company, Incorporated
                  4295 Lexington Avenue North
                  St. Paul, MN  55126
                  Attention:  Vice President and General Counsel
                  Fax:  (651) 482-0997

                  with a copy to

                  Blair W. White, Esq.
                  Pillsbury Winthrop LLP
                  50 Fremont Street
                  San Francisco, CA 94105
                  Fax:  (415) 983-1200

                  if to the Company

                  HNC Software Inc.
                  5435 Cornerstone Court West
                  San Diego, CA  92121
                  Attention:  Chief Executive Officer
                  Fax:  (858) 452-3220

                  with a copy to

                  Kenneth A. Linhares, Esq.
                  Fenwick & West LLP
                  Two Palo Alto Square
                  Palo Alto, CA  94306
                  Fax:  (650) 494-1417

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Disclosure Letters hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

         9.8 No Third Party Beneficiaries. Except as provided in Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment made in contravention of this Agreement shall be null and void.

         9.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                                         FAIR, ISAAC AND COMPANY, INCORPORATED

                                                  /s/  Thomas E. Grudnowski
                                         By:    ______________________________
                                                Name:  Thomas E. Grudnowski
                                                Title: Chief Executive Officer

                                         HNC SOFTWARE INC.

                                                  /s/  John Mutch
                                         By:    ______________________________
                                                Name:  John Mutch
                                                Title: Chief Executive Officer

                                         NORTHSTAR ACQUISITION INC.

                                                  /s/  Thomas E. Grudnowski
                                         By:    ______________________________
                                                Name:  Thomas E. Grudnowski
                                                Title: Chief Executive Officer

                                    EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                HNC SOFTWARE INC.

                                    ARTICLE I

         The name of the corporation is HNC Software Inc.

                                   ARTICLE II

         The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The number of shares of stock that the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

                                    ARTICLE V

         The Board of Directors is expressly authorized to make and alter the Bylaws of the corporation, without any action on the part of the stockholders; but the Bylaws made by the directors and the powers so conferred may be altered or repealed by the directors or the stockholders.

                                   ARTICLE VI

         Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VII

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit.

         If the General Corporation Law of the State of Delaware hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

                                      A-2